Exhibit 23.2 (JSW)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-l of our report dated February 23, 2010 relating to the consolidated financial statements of Cyios Corporation for the year ended December 31, 2009.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
March 26, 2010

200 SOUTH PARK ROAD, SUITE 150 • HOLLYWOOD, FLORIDA 33021 • MAIN 954.922.5885 • FAX 954.922.5957 • WWW.JSW-CPA.COM
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC